February 23, 2007

Accountabilities, Inc.
500 Craig Road, Suite 201
Manalapan, NJ 07726

Re:           Proposal for Interim Financing for the Acquisition
of Restaff Services, Inc. d/b/a Staffing.com (“RSI”)
by Accountabilities, Inc. (“AI”)

Ladies and Gentlemen:

The following sets forth the commitment of TSE-PEO, Inc. or its designee (collectively referred to as “TSE”) to provide financing to AI for the purpose and on the terms set forth below:

1.	Amount of Loan: Up to $950,000 (the “Loan”);

2.
Purpose of Loan: (a) Up to $450,000 (“Loan Part A”) for the acquisition of substantially all of the assets of RSI; and (b) payment by AI to RSI of a post-effective date financial obligation of not more than $500,000 (“Loan Part B”) pursuant to the terms of the Asset Purchase Agreement by and between AI and RSI;

3.	Funding: (a) Loan Part A will be funded when directed by AI. The anticipated date of funding is February 26, 2007; and

(b) Loan Part B will be funded on or about May 26, 2007.

4.
Repayment Terms. (a) Loan Part A will be repaid in full coincident with, or prior to, AI’s closing (the “Closing”) of its credit facility with Wells Fargo Business Credit (“WFBC”), as evidenced by a certain Letter dated February 22, 2007 from WFBC to AI. The Closing is expected to occur on or before March 16, 2007. In any event Loan Part A will be repaid prior to December 31, 2007.

(b) Loan Part B will be repaid in equal weekly installments of $10,000, which installments will be paid starting on the Friday of the week following TSE’s funding of Loan Part B  and each  Friday thereafter  until paid in full.

5.	No Interest. The Loan shall be non-interest bearing.

6.	Additional Consideration for the Loan. As further consideration for the Loan,
AI will issue to Tri-State Employment Services, Inc. (as designee of TSE for this purpose only) 600,000 shares of AI’s Common Stock, $.01 par value (the “Shares”). The Shares will be issued upon the earlier of: 10 days after AI’s closing with WFBC of the credit facility referred to in Paragraph 4 (a) above or May 1, 2007.

7.	Conditions to Funding Loan Part A. TSE’s commitment to fund the Loan Part A is conditioned on TSE’s review of all final Asset Purchase documents by and between RSI and AI.

8.	Conditions to Funding Loan Part B. TSE’s commitment to fund the Loan Part B is conditioned on the following:

(a)	Repayment in full of Loan Part A;

(b)
TSE or its designee shall have been performing services from not later than March 29, 2007 for those clients of AI (under the aegis of AI) which had been RSI clients on the effective date of the RSI asset purchase by AI. Such services will be substantially similar to those being provided by TSE to AI on the date hereof;

(c)	The Shares shall have been issued and delivered;

(d)	Loan Part B shall only be used as a balloon payment required under the Asset Purchase Agreement between RSI and AI; and

(e)	All action shall have taken by AI’s shareholders and directors to appoint a designee of TSE as a director of AI.

9.
Indemnification. AI agrees to indemnify and hold harmless TSE, its affiliates, designees, officers, shareholders, employees, directors and contractors (collectively, the “TSE Entities”) from and against all manner of claim, liability, loss, expense, costs and fees which are incurred or may be incurred by one or more of the TSE Entities as a direct or indirect result of this commitment and the funding of the Loan.

If the foregoing is acceptable to you, please indicate your agreement by signing below.

Very truly yours,

TSE-PEO, Inc.

By: /s/ Robert Cassera

READ, AGREED AND ACCEPTED
ACCOUNTABILITIES, INC.

By: /s/ Allan Hartley
Its President

Dated: February 26, 2007